Exhibit 14.1

Code of Ethical Conduct Rev. 11/19/09

Policy Statement
Clear-Lite Holdings, Inc.’s policy is that business should be conducted with uncompromising honesty and integrity, and associates must conduct themselves with uncompromising honesty and integrity.

Clear-Lite Holdings, Inc. (“ClearLite”) observes and complies with all laws, rules, and regulations of the federal, state, and local governments, which affect ClearLite and its associates.  ClearLite associates are to avoid any activity that might create the appearance of improper or questionable conduct.

The associates of ClearLite, Inc. will conduct themselves in accordance with the spirit, as well as the letter, of the guidelines set forth below, and all additional company policies and procedures.

Scope	All associates of ClearLite

Guidelines
Associates Treat Each Other With Respect

We respect each other, we resolve conflicts in a professional manner, and we communicate honestly.  Verbal or physical altercations, intimidating behavior, threats of violence, verbal or physical harassment or other types of unprofessional behavior is strictly prohibited.  ClearLite encourages associates to raise work-related issues or concerns with their immediate superior as soon as possible after they arise.

Open Door Philosophy

If any area of your work is causing you concern, you have the responsibility to address your concern with a superior.  Most problems can and should be solved in discussion with your immediate superior; this is encouraged as your first effort to solve a problem.  Superiors, in turn, should seek help from legal counsel if you are unclear.  Whether you have a problem, a complaint, or a suggestion, your superiors want to hear from you.  Associates are the core of ClearLite and essential to our success as a company.  By listening to you, the company is able to improve, identify and address complaints and foster associate understanding of the rationale for policies, processes and decisions.

An open door philosophy means that you may also discuss your issues and concerns with the next level of management.  No matter how you approach your concern, you will find that ClearLite management at all levels of the organization is willing to listen and help bring about a solution or a clarification.

Code of Ethics

Political Activities

If you want to participate in political activities, do so on your own time and with your own resources.  Moreover, due to strict laws, any contribution to a political party or campaign by or on behalf of ClearLite is strictly prohibited.  This includes contributions in any form, including cash, services, goods, and associate time, use of facilities or ClearLite space, or any other item of value.  Companies can contribute to certain “issues” types of campaigns, but not to individual candidates or political parties.

Outside Employment

You may work for yourself or others on your own time provided such work does not compromise your duty of loyalty and dedication to ClearLite.  This includes scheduling conflicts.  If you have access to confidential or proprietary information, you may not engage in any outside employment that may involve the use of such information.  You may not utilize resources, equipment, or facilities owned by ClearLite for your own personal financial gain or that of another employer.

Outside Organizations

Other areas to evaluate carefully are any material investments or positions you may hold in another enterprise.  You may create a conflict of interest if you have a significant investment in, or are an officer or director of another enterprise.  While these circumstances are not automatically prohibited, they are at least questionable and must be disclosed fully and on a timely basis to your superior.  This requirement does not apply to charitable, civic, religious, or social organizations whose activities do not conflict or compete with your personal commitment to or the business interests of ClearLite.

Vendor Relations

You should conduct your business relationships with uncompromising honesty and integrity.  All contracting and purchasing decisions must be based on quality, service, and price.  Your personal decisions must never reflect personal interests, biases, or friendship with a former colleague unless they represent the best proposal.  Associates who purchase goods or services for ClearLite, or who may influence such purchases, must observe the following guidelines:

Code of Ethics

● While we value long-term relationships, ClearLite treats all suppliers equally, basing purchasing decisions on objective criteria such as price, additional vendor support, quality, and service.
● Associates shall respect and maintain the confidentiality of all suppliers’ proprietary information, including prices and terms and conditions contained in bids and contracts.
● Associates are prohibited from purchasing products from a ClearLite vendor at cost or receiving these products free.  Instead, associates should purchase products from a ClearLite vendor either at a store or through our online website.
● Associates shall not accept bribes or kickbacks in any form.

Corporate Opportunities & Assets

Associates may not take advantage of opportunities that are discovered through the use of company property, information or position, for their personal benefit or the benefit of anyone outside the company, unless the company has no real or potential interest in the opportunity or does not have the capacity to engage in the opportunity.  Associates may not use company assets for personal gain.  Loans from the company to associates are strictly prohibited.

Handling Conflicts Of Interest

ClearLite recognizes that a conflict of interest may arise without any deliberate action on your part and that a change in circumstances may create a conflict or an appearance of one.  If you become aware of a possible conflict, disclose it immediately to your superior, and share all pertinent facts.  Management, with the help of the legal counsel as necessary, will determine whether a conflict of interest exists and what, if anything, needs to be done to resolve the conflict.

Financial Integrity/Accuracy of Numbers and Records

ClearLite monitors a number of scores and measurements to assist us in determining performance at individual levels and the company as a whole.  Associates are expected to maintain and report accurate numbers at all times.  Falsifying numbers, such as sales, vendor support, service levels, inventory, hours worked, expenses, logs, or timekeeping, is unethical and illegal.  Submitting, maintaining or altering such records for any reason is prohibited.

Code of Ethics

ClearLite’s Chief Executive Officer, Chief Financial Officer and Investor Relations are the Company’s sole spokespersons to the financial community and the media.  All requests for financial information should be referred to one of the following: the Chief Executive Officer or the Chief Financial Officer.  The SEC has a policy with specific rules regarding whom may have conversations with securities analysts and investors as well as the topics and when the conversations may be held (Regulation FD).  Without the express written approval of the CEO, associates are not authorized to speak to or communicate with securities analysts, company shareholders, media reporters or any others outside the company regarding ClearLite’s financial matters.  Any questions regarding the Regulation FD should be directed to legal counsel.

Compliance With Laws and Regulations and Fair Dealing

ClearLite communicates full, fair, accurate, timely, and understandable disclosure in all of our public communications and in the information that we provide to the Securities and Exchange Commission, the Stock Exchange and the public.  Associates must carry out their responsibilities in compliance with all laws applicable to the company, including securities and insider trading laws.  Associates must deal fairly with the company’s customers, suppliers, competitors and employees, and must not take unfair advantage of anyone through manipulation, concealment, misrepresentation or through other unethical or illegal practices.

No Improper Influence On Audits

You are expected to cooperate with ClearLite’s internal and external auditors.  You must not directly or indirectly take any action to coerce, manipulate, mislead, or fraudulently influence any internal or external auditor engaged in the performance of an audit or review of ClearLite’s financial statements.  The only exception to the foregoing policy is that you should not disclose attorney-client privileged information to either our internal or external auditors.  Generally, the attorney-client privilege provides for the confidentiality of communications between an attorney and his/her client when the communications are for the purpose of obtaining legal advice.  The question of whether information is governed by the attorney-client privilege can be answered by the legal counsel.  Should a situation arise where you believe that information that you are about to disclose is governed by the attorney-client privilege, please consult with legal counsel prior to disclosure.

Code of Ethics

Gifts And Entertainment

Associates should never give or accept gifts (defined below) from anyone, including a current or prospective vendor or any other third party, when doing so might compromise — or appear to compromise — the objectivity of business decisions.
Furthermore, under no circumstance should an associate solicit invitations or gifts from any vendor, customer, or other business acquaintance.

Gifts
● Monetary gifts, including cash equivalents such as gift cards and gift certificates, given or received by outside parties or associates are strictly prohibited.
● Gifts received exceeding $50 in value must be returned.
● Non-cash gifts among associates should not exceed $50.
● Non-cash gifts received by third parties should not exceed $50 in value.
● All perishable gifts must be shared with the department.
● Gifts given to third parties must be approved in writing by your superior, not to exceed $50 and be given in a business context (i.e. promotional items with company logo, etc.).
● Associates are not permitted to purchase items directly from current or prospective vendors and suppliers.
● Sample products must be donated or used in contest(s) as approved by the CEO after a reasonable trial period.
● Gifts given as part of a cultural or holiday exchange should be nominal in value and in accordance with local traditions.

Events
● If an associate is offered tickets to an event that is not generally made available to the public, the associate is required to obtain written approval from the CEO.
● All events valued under $100 must have written approval from an officer and approval from the CEO if the value of the event exceeds $100.

Meals

● Business meals should always be reasonable whether they are hosted by ClearLite associates or third parties.

Code of Ethics

● Excessive consumption of alcohol is never acceptable in any setting.
● When ClearLite is hosting a dinner or similar event, the most senior ClearLite associate attending must pay for the dinner or event.
● Questionable entertainment such as “adult” entertainment or any entertainment that may reflect inappropriately on the Company is prohibited regardless of who may be hosting the meal or event.

Conduct

● Associates, officers and directors must be committed to and uphold the highest standards of honest and ethical conduct.
● Officers need to be conscious that their conduct, both professional and in their personal lives, may very well reflect on the Company.
● Officers must be conscience of appearances and relationships that could be damaging to the Company.
It is important that senior officers avoid engaging in any kind of conduct or business that may put them in an adverse circumstance that could reflect negatively on the Company.

Confidential Associate And Customer Data

ClearLite respects the privacy of its associates and customers.  You are required to handle company information in a confidential and responsible manner — just as you expect your private information to be handled.  Proprietary business records containing personal information about associates or customers, including credit card information and social security numbers, must be kept confidential and protected in a secure manner.  Failure to do so may be grounds for termination of your employment with ClearLite and could lead to individual civil or criminal charges being brought against ClearLite — and/or you.

Associate Records

Access to associate records is strictly limited to management and others with a specific need for the information in the performance of their duties.  You must handle confidential associate information responsibly.  To ensure security of such information, only the VP of Operations may store associate data on his local hard drive.  Further, do not share or disclose your passwords to anyone.  Personnel files, records and documents, including medical files maintained by the company on current and former associates, may not be disclosed to anyone outside the company without the consent of both the associate and the company, unless the company is complying with a legal requirement, such as a court order.  These requests should be brought to the attention of the legal counsel prior to any document disclosure.

Code of Ethics

Customer Records

Access to customer records is strictly limited to those who have a need for the information in the performance of their duties.  You must handle private customer information, such as credit card information responsibly.

Violations Of The Code Of Ethical Behavior; Reporting & Consequences

The policies set forth in ClearLite’s Code Of Ethical Conduct, together with good common sense and your own sense of right and wrong, are meant to guide your business decisions.  Your strict adherence to this code and other company policies is required.  ClearLite associates and agents found to have violated company policies, or who fail to communicate knowledge of such violations, will be subject to appropriate disciplinary action, including termination of their employment or services with ClearLite and in some cases could be subject to potential civil and criminal liability.

Certification	You are required to periodically certify that you have read and are in compliance with our Code Of Ethical Conduct.

Code of Ethics

ClearLite Holdings, Inc. Code of Ethics Compliance Certificate

I have received, read, understand, and agree to the terms and conditions set forth in the ClearLite Holdings, Inc. Code of Ethics.  In addition, to the best of my knowledge, information, and belief, I affirm that:

● I have not engaged in any actions that could be considered as violating the Code of Ethics.

● I am not aware of anyone who reports to me who has (either now or at any time during the past year).

● I do not have knowledge of any other person who has engaged in any such conduct, except as indicated below (write “NONE”, if appropriate).

● I affirm that I will promptly report any violations of this Code in the future.

Signature: __________________________________________
Print Name: _________________________________________
Title: ______________________________________________
Violations of Which I am Aware: _________________________
Date:______________________________________________

ClearLite Holdings, Inc.